United States securities and exchange commission logo





                      December 16, 2022

       Jason Reid
       Chief Executive Officer
       Fortitude Gold Corporation
       2886 Carriage Manor Point
       Colorado Springs, CO 80906

                                                        Re: Fortitude Gold
Corporation
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 333-249533

       Dear Jason Reid:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation